EXHIBIT 99.1

CNET Networks Reports First Quarter 2004 Financial Results

        Company Posts Revenues of $63.4 million; EPS of $0.02

SAN FRANCISCO, April 14, 2004 — CNET Networks, Inc. (Nasdaq: CNET) today reported that revenues for the first quarter ended March 31, 2004 totaled $63.4 million, a 12 percent increase compared to revenues of $56.6 million for the same period of 2003. The company’s first quarter operating loss was $5.7 million, versus an operating loss of $14.6 million during the same period in 2003. Net income for the first quarter of 2004 was $2.9 million, or $0.02 per share, compared to a net loss of $15.8 million, or $0.11 per share, for the same period last year. Approximately $0.04 of net income per share for the first quarter of 2004 is attributable to a net gain from unusual items, as further explained on the financial attachments that accompany this press release.

In the first quarter of 2004, CNET Networks’ operating income before depreciation and amortization was $2.4 million. This compares to an operating loss before depreciation and amortization of $7.4 million in the first quarter of 2003. A table that reconciles operating income (loss) before depreciation and amortization to the operating income (loss) found on CNET Networks’ statement of operations can be found on the “Operating Income (Loss) Reconciliation” page that accompanies this press release.

“During the first quarter, our core Interactive business continued on its strong growth trajectory, with all key metrics trending ahead of expectations, including strong organic growth in revenue, improved margins, and growth in unique users,” said Shelby Bonnie, Chairman and CEO of CNET Networks.

“We are an entrepreneurial company that has demonstrated the ability to build successful interactive content environments. We’re moving aggressively to build on our existing content categories and add new ones,” said Bonnie. “The launch of our music products later this quarter is a great example of strategy in action.”

Business Review

General highlights include:

·	CNET Networks’ global network of Internet properties reached an average of 76.5 million unique users on a monthly basis during the first quarter of 2004[1], an increase of 27% from the first quarter of 2003.

·	CNET Networks’ core interactive business illustrated strong organic growth trends during the quarter – interactive revenues increased 32% from the first quarter of 2003.

·	In March, CNET Networks acquired EDventure Holdings in a cash and stock transaction. Headed by industry pundit Esther Dyson, EDventure is a renowned independent authority on technology issues through its prestigious Release 1.0 publications and PC Forum conferences. CNET Networks plans to leverage its reach and infrastructure to expand EDventure. Through EDventure’s network of global, corporate, Wall Street, and Washington, D.C. leaders, CNET Networks intends to deepen its ties with IT executive audiences, and establish new entry points into financial, political, and technology start-up audiences.

·	In April, CNET Networks completed the previously announced acquisition of WGR Media, Inc. in a cash transaction. The move cements the leadership of CNET Networks’ GameSpot family of Web sites. Wireless Gaming Review, which provides editorial reviews, previews, and insights to mobile gamers, expands upon GameSpot’s coverage of PC and video gaming with content addressing wireless gaming, one of the fastest-growing gaming market segments. The acquisition supports CNET Networks’ goal to expand its customer base by attracting consumer oriented marketers.

·	In the coming weeks, CNET Networks plans to expand into the music content category with two product launches. First, CNET Download.com plans to launch a music site featuring free, artist-authorized digital downloads from a diverse selection of participating artists. Rather than compete with fee-based music download services, the site will provide users the ability to “discover” music from participating artists. Following this, CNET Networks will launch its all-new MP3.com Web site as a comprehensive, user-friendly music information site, helping consumers get the most out of today’s digital music. Both sites will enable the company to initiate relationships with music and consumer marketers.

·	During 2003, CNET Networks received its highest number of prestigious editorial and content awards and accolades. This recognition is building again, with the most recent honors including: CNET News.com was nominated for a prestigious National Magazine Award, and two CNET Networks reporters won “30 under 30” awards by TJFR Group, a journalism organization that has been watching the growth and development of the top journalistic talent for years.

Business Outlook

For the second quarter of 2004, management estimates total revenues will be between $65.5 million and $67.5 million. Interactive revenues are expected to be in the range of $57.0 million to $58.5 million, and publishing revenues are expected to be between $8.5 million and $9.0 million in the second quarter. Management estimates an operating loss between $1.8 to $2.8 million and operating income before depreciation and amortization between $3.5 and $4.5 million for the second quarter of 2004.

Management has increased financial guidance for full-year 2004. The new guidance for 2004 consists of revenue estimates in the range of $275 million and $285 million. Interactive revenues are expected to be in the range of $237 million to $245 million, and publishing revenues are expected to be between $38 million and $40 million in 2004. Management now estimates operating income will be between $3.1 million and $5.1 million and operating income before depreciation and amortization will be between $30 million and $32 million in 2004. A table that reconciles operating income (loss) before depreciation and amortization guidance to operating income (loss) guidance can be found on the “Guidance to the Investment Community” sheet that accompanies this press release.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its first quarter financial and operating performance and the company’s business outlook beginning at 5:00 pm ET (2:00 pm PT), today, April 14, 2004. To listen to the discussion, please visit http://ir.cnet.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the conference call will be available through April 28, 2004 via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 6483916. The company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnet.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include statements regarding the company’s expected financial results in the second quarter 2004 and full-year 2004 and statements regarding new acquisitions and new product launches, as well as other statements throughout the release that are identified by the words “expect,” “estimate,” “target,” “believe,” “anticipate,” “intend” and similar expressions. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties include: a lack of growth or a decrease in marketing spending on the Internet or on CNET Networks’ properties in particular, which could be prompted by a lack of confidence or familiarity with the Internet as an advertising medium, weakness in corporate or consumer spending, competition from other media outlets or other factors; the failure of existing advertisers to meet or renew their advertising commitments; the loss of marketing revenue and users to CNET’s competitors, especially in the highly competitive fields of comparative shopping, personal technology and games and entertainment; a decline in revenues from our print publications due to a decrease in the company’s custom publishing business or as more marketing spending shifts from print to the Internet; the weakening of the US dollar, which could increase the operating losses of our international operations; the acquisition of businesses or the launch of new lines of business, which could decrease the company’s cash position, increase operating expense and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of the company’s assets; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2003 and subsequent Forms 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks, Inc. (www.cnetnetworks.com) is a premier global interactive content company that informs, entertains, and connects large, engaged audiences with content in the personal technology, games and entertainment, and business technology categories. Known for its editorial expertise, the company combines its award winning content with the power of interactive technology to provide its users an intuitive, dynamic and relevant environment. The company’s content portfolio features top brands including CNET, ZDNet, TechRepublic, GameSpot, and mySimon, as well as Computer Shopper magazine, and CNET Channel. With a strong presence in the US, Asia and Europe, CNET Networks has operations in 12 countries.

Investor Relations Contact: Cammeron Finnegan (415) 344-2844 cammeron.finnegan@cnet.com	Media Contact: Martha Papalia (617) 225-3340 martha.papalia@cnet.com

1. CNET Networks January-March 2004 (internal log data)

CNET NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2004	2003
Revenues
Interactive	$55,505	$42,049
Publishing	7,892	14,539

Total revenues	63,397	56,588

Operating expenses:
Cost of revenues	33,850	36,201
Sales and marketing	18,234	17,717
General and administrative	8,903	10,046
Depreciation	7,171	5,612
Amortization of intangible assets	900	1,604

Total operating expenses	69,058	71,180

Operating loss	(5,661)	(14,592)

Non-operating income (expense):
Realized gains (losses) on sale of investments, net	8,032	--
Interest income	482	673
Interest expense	(1,678)	(1,769)
Other	1,832	5

Total non-operating income (expense)	8,668	(1,091)

Income (loss) before income taxes	3,007	(15,683)

Income tax expense	79	146

Net income (loss)	$2,928	$(15,829)

Basic net income (loss) per share	$0.02	$(0.11)

Diluted net income (loss) per share	$0.02	$(0.11)

Shares used in calculating basic net income (loss) per share	142,627,445	139,256,081

Shares used in calculating diluted net income (loss) per share	150,074,641	139,256,081

Note: Beginning in 2004, CNET Networks, Inc. will refer to its previously reported “Internet” revenues as “Interactive” revenues.

CNET NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share data)

	March 31, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$77,925	$65,913
Investments in marketable debt securities	11,466	12,556
Accounts receivable, net	46,625	54,387
Other current assets	15,918	8,823

Total current assets	151,934	141,679

Restricted cash	19,650	19,159
Investments in marketable debt securities	40,180	38,711
Property and equipment, net	50,499	56,384
Other assets	21,955	23,092
Intangible assets, net	12,579	11,263
Goodwill	63,087	61,555

Total assets	$359,884	$351,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,861	8,767
Accrued liabilities	51,987	53,151
Current portion of long-term debt	3,773	99

Total current liabilities	64,621	62,017

Non-current liabilities:
Long-term debt	114,338	118,029
Other liabilities	2,154	1,835

Total liabilities	181,113	181,881

Stockholders' equity:
Common stock; $0.0001 par value; 400,000,000 shares
authorized; 143,038,613 outstanding at
March 31, 2004 and 139,251,879 outstanding
at December 31, 2002	14	14
Notes receivable from stockholders	--	(137)
Additional paid-in-capital	2,712,947	2,709,178
Accumulated other comprehensive income	(12,099)	(14,074)
Treasury stock, at cost	(30,428)	(30,428)
Retained deficit	(2,491,663)	(2,494,591)

Total stockholders' equity	178,771	169,962

Total liabilities and stockholders' equity	$359,884	351,843

CNET NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net Income (Loss)	$2,928	$(15,829)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	8,071	7,216
Asset impairment and disposals	--	83
Noncash interest	216	195
Allowance for doubtful accounts	686	880
(Gain) loss on sale of marketable securities and privately
held investments	(8,032)	--
Changes in operating assets and liabilities,
net of acquisitions
Accounts receivable	7,126	11,723
Other assets	(2,397)	(848)
Accounts payable	94	762
Accrued liabilities	(2,499)	(4,288)
Other liabilities	319	(718)

Net provided by (cash used) in operating activities	6,512	(824)

Cash flows from investing activities:
Purchase of marketable debt securities	(9,717)	(4,995)
Proceeds from sale of marketable debt securities	9,640	16,982
Proceeds from sale of privately held companies	9,095	--
Net cash paid for acquisitions	(1,673)	--
Capital expenditures	(3,277)	(2,496)

Net cash provided by investing activities	4,068	9,491

Cash flows from financing activities:
Payments received on stockholders' notes	137	--
Net proceeds from employee stock purchase plan	227	174
Net proceeds from exercise of options and warrants	3,042	--
Principal payments on borrowings	(77)	(107)

Net cash provided by financing activities	3,329	67

Net increase (decrease) in cash and cash equivalents	13,909	8,734
Effect of exchange rate changes on cash and cash equivalents	(1,897)	124
Cash and cash equivalents at the beginning of the period	65,913	47,199

Cash and cash equivalents at the end of the period	$77,925	$56,057

CNET NETWORKS, INC.
BUSINESS SEGMENT SUMMARY
(UNAUDITED)
(in thousands)

CNET’s primary areas of measurement and decision-making include two principal business segments. CNET has determined that its business segments are U.S.Media and International Media. U.S. Media consists of an online network focused on three content categories: personal technology, games and entertainment, and business technology. Beginning in 2004, U.S. Media also includes Channel Services, a product database licensing business and an online technology marketplace for resellers, distributors and manufacturers. Previously, Channel Services was presented as a separate segment; however, as we continued to see a convergence of customer relationships between U.S. Media and the Channel Services product offerings, we determined that combining the reporting results of Channel Services within U.S. Media more accurately reflects the decision-making processes, internal reporting and resource allocation within these businesses. International Media includes the delivery of online technology information and several technology print publications in non U.S. markets. Management believes that segment operating income (loss) before depreciation and amortization is an appropriate measure of evaluating the operating performance of the company’s segments. However, segment operating income (loss) before depreciation and amortization should not be considered a substitute for operating income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles.

	Three months ended March 31, 2004
	U.S. Media	International Media	Other (1)	Total
Revenues	$52,769	$10,628	$--	$63,397
Operating expenses	47,119	13,868	8,071	69,058

Operating income (loss)	$5,650	$(3,240)	$(8,071)	$(5,661)

	Three months ended March 31, 2003
	U.S. Media	International Media	Other (1)	Total
Revenues	$49,821	$6,767	$--	$56,588
Operating expenses	48,617	9,926	12,637	71,180

Operating income (loss)	$1,204	$(3,159)	$(12,637)	$(14,592)

(1)     For the three months ended March 31, 2004, other represents operating expenses related to depreciation of $7,171 and amortization of $900. For the three months ended March 31, 2003, other represents operating expenses related to realignment of $5,421, depreciation of $5,612, and amortization of $1,604.

CNET NETWORKS, INC.
GUIDANCE TO THE INVESTMENT COMMUNITY
(UNAUDITED)

$ in millions, except per share	Q1-04 Actual	Q2-04 estimate Low - High	FY 2004 estimate Low - High

Interactive Revenues	$55.5	$57.0 - $58.5	$237.0 - $245.0
Publishing Revenues	$7.9	$8.5 - $9.0	$38.0 - $40.0
Total Revenues	$63.4	$65.5 - $67.5	$275.0 - $285.0

Operating income before depreciation & amortization	$2.4	$3.5 - $4.5	$30.0 - $32.0

Depreciation expense	($7.2)	($4.5)	($20.7)

Amortization expense	($0.9)	($1.8)	($6.2)

Operating income (loss)	($5.7)	($2.8) - ($1.8)	$3.1 - $5.1

Realized gains on sale of investments	$8.0	-	$8.0

Interest expense, net	($1.2)	($1.3)	($5.1)

Other income (expense)	$1.8	($0.1)	$1.5

Tax expense	($0.1)	($0.1)	($0.3)

Earnings (loss) per share	$0.02	($0.03) - ($0.02)	$0.05 - $ 0.06

Safe Harbor Statement:

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include statements regarding the company’s expected financial results in the second quarter 2004 and full-year 2004 and statements regarding new acquisitions and product launches, as well as other statements throughout the release that are identified by the words “expect,” “estimate,” “target,” “believe,” “anticipate,” “intend” and similar expressions. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties include: a lack of growth or a decrease in marketing spending on the Internet or on CNET Networks’ properties in particular, which could be prompted by a lack of confidence or familiarity with the Internet as an advertising medium, weakness in corporate or consumer spending, competition from other media outlets or other factors; the failure of existing advertisers to meet or renew their advertising commitments; the loss of marketing revenue and users to CNET’s competitors, especially in the highly competitive fields of comparative shoppping, personal technology and games and entertainment; a decline in revenues from our print publications due to a decrease in the company’s custom publishing business or as more marketing spending shifts from print to the Internet; the weakening of the US dollar, which could increase the operating losses of our international operations; the acquisition of businesses or the launch of new lines of business, which could decrease the company’s cash position, increase operating expense and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of the company’s assets; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2003 and subsequent Forms 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

CNET NETWORKS, INC.
QUARTERLY STATISTICAL HIGHLIGHTS
(UNAUDITED)

	Q1-04	Q4-03	Q3-03	Q2-03	Q1-03
Total Quarterly Revenue ($mm)	$63.4	$73.5	$57.7	$58.4	$56.6

Revenue Distribution (%)

Marketing Services	76%	74%	68%	69%	63%
Licensing, Fees & User	12%	10%	12%	11%	11%
Publishing	12%	16%	20%	20%	26%

Advertiser Metrics
Top 100 US Advertisers' Renewal Rate (Q-to-Q)	89%	96%	94%	90%	89%
Top 100 US Advertisers' % of Network Revenue	58%	60%	58%	60%	67%

Select Business Metrics
Network Unique Users (mm)	76.5	66.3	65.5	63.3	60.3
Network Average Daily Page Views (mm)	44.2	43.9	40.7	36.3	31.8
Total Paid Leads ** (mm)	46.1	49.0	38.3	38.2	39.8

Balance Sheet Highlights ($mm)
Cash	$77.9	$65.9	$65.1	$72.8	$56.0
Marketable Debt Securities	51.6	51.2	53.3	56.9	68.2
Restricted Cash	19.7	19.2	19.2	18.9	18.4
Total Cash and Equivalents	$149.2	$136.3	$137.6	$148.6	$142.6

Total Debt	$118.1	$118.1	$117.9	$117.9	$118.0

Days Sales Outstanding (DSO)	66	67	64	67	69

*Revenue distribution definitions are as follows:
Marketing Services - sales of advertisements on our Internet network through impression-based and activity-based advertising.
Licensing, Fees & User - licensing our product database, online content, subscriptions to online services, as well as other paid services.
Publishing - sales of advertisements in our print publications, subscriptions and newstand sales of publications, and custom publishing services.

**Total Paid Leads include leads from shopping services, downloads, search, and white papers.

CNET NETWORKS, INC.
OPERATING INCOME (LOSS) RECONCILIATION
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2004	2003
Operating loss	$(5,661)	$(14,592)
Depreciation	7,171	5,612
Amortization of intangible assets	900	1,604

Operating income (loss) before depreciation and
amortization	$2,410	$(7,376)

The company believes that “operating income (loss) before depreciation and amortization” is useful to management and investors in evaluating the current operating performance of the company, since depreciation and amortization include the impact of past transactions and costs that are not necessarily directly related to the current underlying capital requirements or performance of the business operations. Management refers to “operating income (loss) before depreciation and amortization” to compare historical operating results, in making operating decisions and for planning and compensation purposes. A limitation associated with these measures is that they do not reflect the costs of certain capitalized tangible and intangible assets used in generating revenue. Management evaluates the costs of these assets through other financial measures such as capital expenditures. “Operating income (loss) before depreciation and amortization” should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with US GAAP.

Explanation of Net Gain from Unusual Items

In the first quarter of 2004, approximately $0.04 of net income per share can be attributed to the effect of certain unusual items. The company recognized $8.0 million of gains on the sale of investments during the quarter. Additionally, as a result of integrating its Switerland-based Channel Services operations into US Media, the company evaluated the carrying value of its office buildings and other fixed assets in Switzerland and recognized $3.5 million of accelerated depreciation and a related $1.7 million foreign currency gain. The foreign currency gain is included in the "Other Income" line of the income statement. The company believes that this information is useful to investors because these items are infrequent in nature and may affect the comparability of the current quarter results to other quarterly results.